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                                                                   Exhibit 3.3


                           CERTIFICATE OF AMENDMENT OF
                              AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION OF
                           ONYX PHARMACEUTICALS, INC.

         ONYX PHARMACEUTICALS, INC., a corporation organized and existing under and by virtue of the General Corporation law of the State of Delaware (the "Company"), DOES HEREBY CERTIFY:

1.       The name of the corporation is ONYX Pharmaceuticals, Inc.

2. The Amended and Restated Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on May 14, 1996. The original Certificate of Incorporation of the Company was filed on April 1, 1996.

3. The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation law of the State of Delaware, duly adopted resolutions to amend the first paragraph of Article IV of the Amended and Restated Certificate of Incorporation to read in its entirety as follows:

                                            "IV.

                  This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is fifty-five million (55,000,000) shares. Fifty million (50,000,000) shares shall be Common Stock, each having a par value of one tenth of one cent ($.001). Five million (5,000,000) shares shall be Preferred Stock, each having a par value of one tenth of one cent ($.001)."

4. Thereafter, pursuant to a resolution of the Board of Directors, this Amendment was submitted to the stockholders of the Company for their approval and was duly approved by the holders of the necessary number of shares of the Company's voting securities in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.



                                       1.
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         IN WITNESS WHEREOF, the Company has caused this Certificate of
Amendment to be signed by its duly authorized officer this 9th day of June 2000.


                                  ONYX PHARMACEUTICALS, INC


                                  By:    /s/ Hollings C. Renton
                                         -------------------------------------
                                         Hollings C. Renton
                                         Chief Executive Officer and President

ATTEST:

By:   /s/ Robert L. Jones
      ---------------------------
      Robert L. Jones
      Secretary






                                       2.